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                                                                    EXHIBIT 10.1

                         PURCHASE AND LICENSE AGREEMENT

     THIS AGREEMENT dated as of the close of business on March 20, 1994 by and between Borland International, Inc., a Delaware corporation ("Seller") and Novell, Inc., a Delaware corporation ("Buyer").

                          ARTICLE I PURCHASE AND SALE

     Section 1.1  Certain Definitions.

     1.1.1 "Purchased Software" shall mean the computer software programs known by the Quattro Pro name in any and all languages existing at the Time of Closing, and all versions and iterations of such programs (regardless of platform and whether developed in the past or currently under development), including all Object Code, Source Code, and Purchased Documentation thereof and all Technology in or for the use of any of the foregoing, (but not including any or all of the Licensed Software or Licensed Documentation or Restricted Licensed Software).

     1.1.2 "Licensed Software" shall mean Seller's computer software and any Object Code, Source Code and Documentation included in the Purchased Software which also has previously been incorporated in other currently generally available software developed by Seller (or that is currently planned to be incorporated in a future commercial version of such software) or which is known as Borland Suite Install, in any and all languages existing at the Time of Closing; provided that Licensed Software shall not include the Restricted Licensed Software.

     1.1.3 "Restricted Licensed Software" shall mean Borland's software technology internally referred to as (i) Presentation Advisor, ODAPI Engine and OBEX (each in object code only) and (ii) Oxford (in object code), WP Office Transport, Database Desktop, Data Modeling Desktop, and Office Transport (each in source code).

     1.1.4 "Licensed Tools" shall mean software tools used by Borland in development, quality assurance, testing, technical support or maintenance of the Products, including, but not limited to Bolero (in object code) and Oxford (in object code).

     1.1.5 "Purchased Documentation" shall mean (i) end-user, quality assurance, testing, technical support, marketing and training documentation and packaging pertaining to the Purchased Software and camera ready text and artwork relating to same; (ii) materials used by Seller in the development of the Purchased Software or which would be useful in understanding the Purchased Software (such as logic manuals, flow charts, and principals of operation);
(iii) any lists or reports that Seller has in its possession of bugs in or other problems with the Purchased Software; and (iv) all Technology in or for the use of any of the foregoing.

     1.1.6 "Licensed Documentation" shall mean (i) end-user, quality assurance, testing, technical support, marketing and training documentation and packaging pertaining to the Licensed Software and camera ready text and artwork relating to same; (ii) materials used by Seller in the development of the Licensed Software or which would be useful in understanding the Licensed Software (such as logic manuals, flow charts, and principals of operation); (iii) any lists that Seller has in its possession of bugs in or other problems with the Licensed Software; and (iv) all Technology in or for the use of any of the foregoing.

     1.1.7 "Purchased Assets" shall mean Purchased Software and Purchased Documentation.

     1.1.8 "Licensed Assets" shall mean Licensed Software, Licensed Documentation, Restricted Licensed Software and Licensed Tools.

     1.1.9  "Assets" shall mean Purchased Assets and Licensed Assets.

     1.1.10  "Object Code" shall mean machine-readable computer programming code.
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     1.1.11  "Source Code" shall mean human-readable computer programming code and related system documentation.

     1.1.12 "Mailing List" shall mean the list of the names and addresses of end users who Seller has registered (or that Seller has otherwise listed) as having acquired a package of the Purchased Software.

     1.1.13 "Inventory" shall mean Seller's inventory of the Products as of the Time of Closing, less the inventory permitted to be retained pursuant to Section
1.4 hereof.

     1.1.14  "Products" shall mean Quattro Pro 5.0 and Quattro Pro 5.0 for
Windows.

     1.1.15 "Capital Items" shall mean the computers and computer related equipment, object code software (other than Assets), unattached furniture and the like used by Employees on or around the date of this Agreement reasonably related to development, quality assurance, testing, or maintenance with respect to Products.

     1.1.16 "Technology" shall mean inventions, works of authorship, algorithms, data, know-how, interfaces and other technology and information.

     1.1.17 "Intellectual Property" shall mean all patent rights, copyrights, trade secret rights, moral rights and all other intellectual property or proprietary rights, except trademark rights.

     1.1.18 "Product Related Items" shall mean Products, Assets, Product Trademarks and the Inventory and Mailing List and any Technology relating to any of the foregoing.

     1.1.19  "Employees" shall mean the persons referred to in Section 4.2.r.

     1.1.20 "Contracts" shall mean any contract, understanding or agreement reasonably related to any Product or any Purchased Asset.

     1.1.21 "Product Trademarks" shall mean the marks and designations referred to in Section 1.2.3.

     Section 1.2 Description of Items to be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 6.1), Seller will, and effective as of such time, hereby does:

          1.2.1 convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest existing now or at any time hereafter through the Time of Closing (whether or not in inchoate form) in or to the Purchased Assets and all Intellectual Property therein or by which it is used.

          1.2.2 grant to Buyer, a worldwide, irrevocable, nonexclusive, transferrable, fully paid-up license to make, use, execute, reproduce, market, distribute, sell, sublicense, prepare, derivative works and improvements of and otherwise exploit all or any portion of the Licensed Software and any Technology or Intellectual Property incorporated therein; provided however, such license will be exclusive (even to Seller) in the field of spreadsheets similar in functionality or features to Quattro Pro, 1 2 3 or Exel but only as to that portion of the Licensed Software which relates solely to spreadsheet technology for a period of five years from the date of Closing.

          1.2.3 grant to Buyer, a worldwide, irrevocable, nonexclusive, nontransferable, fully paid-up license to make, use, execute, reproduce, market, distribute, sell, sublicense, prepare derivative works and improvements of and otherwise exploit all or any portion of the Restricted Licensed Software and any Technology or Intellectual Property incorporated therein; provided that such license shall be limited to the field of spreadsheets and spreadsheet functionality.

          1.2.4 grant to Buyer, a worldwide, irrevocable, nonexclusive, nontransferable, fully paid-up license to use, execute, reproduce, prepare derivative works and improvements of and otherwise exploit all or any portion of the Licensed Tools and any Technology or Intellectual Property incorporated therein; provided that such license will apply only for internal development in the area of spreadsheet and spreadsheet functionality.

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          1.2.5  Subject to all of the terms and conditions set forth in this paragraph, Seller hereby grants to Buyer a fully paid-up, royalty-free, worldwide, irrevocable, nonexclusive, non-transferable, indivisible license to make, have made, use or sell any product of Buyer under any Spreadsheet Patent already issued to Seller and any Spreadsheet patent issuing to Seller with respect to any invention in the Purchased Software or Licensed Software existing on or before the Time of Closing, without the right to sublicense. This license does not grant any license to Buyer to manufacture any products of any other person or entity. For the purposes of this paragraph, "Spreadsheet Patent" shall mean patent claims covering any aspect or function of any Purchased Software or Licensed Software.

          1.2.6 Subject to all of the terms and conditions set forth in this paragraph, Seller hereby grants to Buyer a fully paid-up, royalty-free, worldwide, nonexclusive, non-transferable, indivisible license to make, have made, use or sell any spreadsheet or spreadsheet functionality of Buyer under any Spreadsheet Patent already issued to Seller and any Spreadsheet Patent issuing to Seller with respect to any invention in the Restricted Licensed Software existing on or before the Time of Closing, without the right to sublicense. This license does not grant any license to Buyer to manufacture any products of any other person or entity. For the purposes of this paragraph, "Spreadsheet Patent" shall mean patent claims covering any aspect or function of any Restricted Licensed Software.

          1.2.7 Subject to all of the terms and conditions set forth in this paragraph, Seller hereby grants to Buyer a fully paid-up, royalty-free, worldwide, irrevocable, nonexclusive, non-transferable, indivisible license to make, have made or use (but not sell) any software tool applicable to spreadsheets or spreadsheet functionality under any Spreadsheet Patent already issued to Seller and any Spreadsheet Patent issuing to Seller with respect to any invention in the License Tools on or before the Time of Closing, without the right to sublicense. This license does not grant any license to Buyer to manufacture any products of any other person or entity. For the purposes of this paragraph, "Spreadsheet Patent" shall mean patent claims covering any aspect or function of any Licensed Tools.

          1.2.8 convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title, and interest existing now or anytime hereafter through the Time of Closing, in or to the marks "Quattro Pro" and "Quattro" and any variations thereof together with any and all goodwill associated with any such trademarks. Buyer will have a nonexclusive, worldwide, irrevocable, fully paid-up, transferrable, sublicensable license to use any other mark or designation used in or with respect to a Product ("Other Marks") except that for "Borland" and general corporate marks not included in the Products, Buyer may use such marks only as used by Borland and only for a reasonable transition period. Seller agrees to prepare, execute and deliver at the Time of Closing, at Seller's expense, assignments for any and all trademark applications and registrations existing through the Time of Closing; however, filing of such assignments will be done by Buyer at Buyer's expense.

          1.2.9 grant to Buyer, a worldwide, irrevocable, transferable, fully paid-up, nonexclusive, license to use, reproduce, distribute, sublicense, prepare derivative works of and otherwise exploit the Mailing List and Related Intellectual Property.

          1.2.10 deliver to Buyer a copy of the Mailing List and the Source Code and Object Code of the English language versions of the Purchased Software and Licensed Software, and, within 10 days after the Time of Closing or later requests(s) by Buyer, such other portions of the Assets as Buyer shall request.

          1.2.11 convey, sell, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all right, title and interest in the Inventory and Capital Items. The timing and details of the physical delivery of Inventory and Capital Items are specified in Section 5.5.

          1.2.12 convey, sell, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all right, title and interest in any payments and other rights and benefits under any Contract.

          1.2.13 deliver to Buyer all reasonable books, records and documents directly relating to items assigned hereunder (originals) or to items licensed hereunder (copies only); provided that Seller may retain copies for legal or other purposes.

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          Each patent and each application or registration with respect to any
     Intellectual Property and each other significant item of Technology or Intellectual Property transferred under subparagraph 1.2.1 or licensed under subparagraph 1.2.2, 1.2.3, 1.2.4, 1.2.5, 1.2.6 or 1.2.7; each significant mark referred to in subparagraph 1.2.8; and each Contract referred to in subparagraph 1.2.7; will be listed by Seller on the schedule hereto identified by the relevant subparagraph number. However, the failure of any item to appear on any of the foregoing schedules will have no effect on Buyer's or Seller's rights with respect thereto. Furthermore, notwithstanding anything else, Buyer shall have no obligation or liability with respect to any obligation or liability of Seller relating to any of the foregoing except as expressly provided in Section 2.1 below.

     Any license granted in this Agreement, will equally apply to any subsidiary of Buyer.

     Section 1.3 Non-Assignment of Certain Items. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or license hereunder of any of the Assets (or the Intellectual Property therein or by which it is used) or Contracts shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or license or an agreement to assign or license if the requisite consents are not obtained and such assignment or license or attempted assignment or license would constitute a material breach or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall, at its own expense, use its best efforts to obtain the consent of such other party to an assignment or license (as applicable) to Buyer and hereby consents to Buyer using such efforts as it deems necessary or appropriate to effect the same. All Material Product Related Items (and Intellectual Property) and Contracts that possibly may not be fully assigned or licensed as required elsewhere in this Agreement are listed on
Schedule 1.3. Furthermore, Seller may retain copies of Product Related Items for internal end-use and archival purposes. In addition, there will be no transfer or license of items not in the Products if and to the extent where such transfer of license would violate the terms of the injunction issued on August 19, 1993 by the U.S. Federal District Court in the Lotus Development Co. v. Borland International litigation, except that as, when and to the extent such injunction is modified or dissolved, any transfer or license no longer prohibited will automatically take effect.

     Section 1.4 Transitional Contracts. The parties acknowledge that it may not be practical or advisable to assign or terminate contracts pursuant to which Seller has granted third parties rights to sell or distribute or obtain the Products or to support or maintain them ("Transitional Contracts"), which shall include without limitation, all arrangements pursuant to Amendment No. 6 to the Borland/WordPerfect Bundling Agreement. In such cases, Seller and Buyer will use diligent efforts to transition such business and the customer relationship to Buyer such that reasonable orders will be filled by, and reasonable support and maintenance provided by, Buyer, except where Buyer is unable to do so. In any event, Buyer shall be entitled to the revenue and benefits received by Seller reasonably attributable to the Products (e.g., post-Closing sales, support or maintenance thereof) pursuant to such Transitional Contracts (even if prepaid before Closing) net of Seller's identifiable direct expenses of distribution, support and maintenance related specifically thereto and documented to Buyer. Except as otherwise provided herein, Seller may retain such units of inventory of Products as are specified in Schedule 1.4 solely to satisfy customers under Transitional Contracts in accordance with this paragraph if Buyer is unable to do so. Seller shall not enter into any new Transitional Contracts nor extend the term of any existing contract.

     The Buyer and Seller agree that they shall cooperate in good faith to ensure an orderly transition in the distribution channel. In furtherance of such transfer, it is understood that it may be necessary or advisable for Buyer and/or Seller to provide inventory rotation or accept returns from distributors of excess, obsolete or unsold inventory in the channel. Buyer shall be responsible for up to, but not in excess of, $10,000,000 of such returns or credits. The mechanism of handling any such returns shall be determined through good faith negotiations of Buyer and Seller, based on such business conditions as may arise during the transition.

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                 ARTICLE II LIABILITIES ASSUMED AND NOT ASSUMED

     Section 2.1 Liabilities Assumed. Buyer hereby agrees as of the Time of Closing to assume, satisfy or perform when due, and to defend and hold harmless Seller from (but only to the extent and in accordance with the procedure specified in Article VIII), the liabilities and obligations of Seller specified in this section as and only as provided in this section (the "Assumed Liabilities"), including only:

          a. All liabilities and obligations in respect of each of the Contracts specifically identified on Schedule 1.2.7 (and not listed in Section 1.4) to the extent (but only to the extent) each of such obligations arise after the Time of Closing and specifically excluding, without limitation, (i) obligations relating to breach, if any, of the Contracts occurring prior to the Closing (even if a claim with respect thereto is asserted after the Closing); and (ii) debts relating to services rendered, but not paid for as of the Closing.

          b. Obligations regarding fulfillment of orders or provision of support or maintenance under the Transitional Contracts listed on Schedule 1.4 as and only to the extent that Buyer takes on such obligations in accordance with Section 1.4 hereof.

          c. The obligation to reimburse distributors for up to $10,000,000 for inventory of the Products currently in the distribution channel which is returned to Seller unsold after the Time of Closing and before December 31, 1994 as set forth in Section 1.4. hereof.

     Section 2.2 Liabilities Not Assumed. Except as specifically provided in this Agreement, Buyer shall not, by the execution, delivery and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of Seller of any nature, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of acts or occurrences prior to, at or after the date hereof. Without limiting the generality of the foregoing, Seller shall remain liable for all liabilities and obligations to Seller's personnel with respect to payroll, overtime, accrued vacation time, holiday time, severance arrangements or workers' compensation of any nature which are accrued but unpaid as of the Time of Closing or which accrue as a result of the consummation of the transactions contemplated herein. Buyer shall have no liability for or under the existing litigation between Seller and Lotus Development Corp.

                           ARTICLE III CONSIDERATION

     Section 3.1 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration of this Agreement and performance thereof and in full payment therefor, Buyer will pay, or cause to be paid, the purchase price set forth in Section 3.2.

     Section 3.2 Amount. The purchase price ("Purchase Price") shall be a cash payment in an amount equal to $145 million (the "Cash Payment"), subject to the provisions of Section 6.3.

     Section 3.3 Payment of Purchase Price. The Cash Payment shall be payable at the Closing (as defined in Section 6.1) by certified check or by wire transfer.

                   ARTICLE IV REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations of Buyer. Subject to the exceptions set forth in Schedule 4.1 hereto identifying each subsection below to which they apply, Buyer hereby represents to Seller that:

          a. Organization. It is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

          b. Authorization. It has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. It has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and this Agreement constitutes its valid and binding obligation enforceable in accordance

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     with its terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally.

          c. Compliance with other Instruments. To the extent it is a party thereto, its execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the terms hereof by it do not, or as of the Time of Closing will not, conflict with or result in a breach of any terms of, or constitute a default under, its Certificate of Incorporation or Bylaws, or any material agreement, obligation or instrument to which it is a party or by which it is bound.

          d. Litigation. There is no claim, litigation, investigation, inquiry, action, suit or proceeding, administrative or judicial, pending or, to its best knowledge, threatened against it, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which might have a material adverse effect on its ability to perform any of its obligations under this Agreement.

          e. Consents. No consent, approval, order or authorization of registration, qualification, designation, declaration or filing with any federal, state, local or provincial governmental authority or any third party is required by it in connection with the consummation of the transactions contemplated hereunder, except for the filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the "HSR Act").

          f. Broker Fees. It is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any of the transactions contemplated hereby.

          g. Buyer has provided Seller with a true and correct copy of its Agreement and Plan of Reorganization (the "Merger Agreement") with WordPerfect Corporation ("WordPerfect"). Such agreement has been signed by all parties thereto.

     Section 4.2 Representations of Seller. Subject to the exceptions set forth in Schedule 4.2 hereto identifying each subsection below to which they apply, Seller hereby represents and warrants to Buyer that:

          a. Corporate Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to conduct the Business in the places where such Business is now conducted.

          b. Authorization of Seller. Seller has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section 6.2 hereunder (the "Closing Documents"). Seller has taken all necessary and appropriate corporate and, if necessary, stockholder action with respect to the execution and delivery of this Agreement and the Closing Documents. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors' rights and remedies generally.

          c. Reports. Seller has filed all required forms, reports and documents with the SEC since December 31, 1992 (collectively, the "Seller SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act of 1934 (the "Exchange Act"). As of their respective dates, none of the Seller SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes) included in the Seller SEC Reports fairly presents the consolidated financial position of Seller and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the consolidated results of operations and changes in financial position of Seller and its subsidiaries for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments and

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     any other adjustments described therein. Each of the financial statements
     (including the related notes) included in the Seller SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

          d. Inventory. All items included in the Inventory to be transferred to Buyer hereunder are Seller's property and have been acquired or arisen in the ordinary course of business. No items included in the Inventory have been written-off or pledged as collateral or are held by Seller on consignment from others. All of the Inventory consists of items of a quality and quantity usable and saleable in the ordinary and usual course of business.

          e. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any federal, state, local or provincial governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder, except for the filing pursuant to the HSR Act.

          f. Proprietary Rights. Seller holds and is transferring or licensing hereunder all Intellectual Property and other rights necessary for the sale, distribution, use, production and other exploitation of the Product Related Items as now or proposed to be conducted by Seller without any conflict with or infringement upon the rights of others. Seller is the sole owner of all right, title and interest in and to all the Product Related Items and any Intellectual Property relating thereto free and clear of all liens, encumbrances, claims, rights of use and restrictions whatsoever. There are no outstanding options, licenses, or agreements of any kind relating to any of the foregoing other than for distribution of standard object code Product in the ordinary course of business that would materially conflict with the terms of this Agreement or the rights and licenses granted or assigned hereunder.

          None of the Product Related Items or any Intellectual Property relating thereto infringes upon any rights or intellectual property of any other person, firm, corporation or other entity. There is not pending or threatened any claim or litigation against Seller contesting the right of Seller to exploit or transfer or license any of the foregoing.

          Seller has taken reasonable security measures to protect the secrecy, confidentiality, and value of the Source Code and algorithms within Product Related Items. Any employee or other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Product Related Items or any part thereof, or who has knowledge of or access to information relating to it, has been put on notice that the Source Code and algorithms within Product Related Items are proprietary to Seller, has agreed in writing that the Source Code and algorithms within Product Related Items will not be divulged or used and, has assigned or licensed all of his or her rights relating to the Product Related Items to Seller.

          There is no pending or threatened claim or assertion known to Seller that, if it were true, would be materially contrary to or inconsistent with anything in this Section 4.2(f) and Seller is not aware of any basis or alleged basis for any such claim or assertion.

          g. Restrictive Documents or Orders. Seller is not a party to or bound under any agreement, contract, order, judgment or decree, or any similar restriction not of general application which materially adversely affects, or reasonably could be expected to materially adversely affect (i) the continued, development, distribution or other exploitation of the Product Related Items or any Intellectual Property related thereto by Buyer after the Time of Closing on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.

          h. Contracts and Commitments. There are no material contracts, commitments, leases, permits, and other instruments (written or oral) binding upon Seller with respect to the Program Related Items or related Intellectual Property or Capital Items except the Contracts listed in
     Schedule 4.2(h). Seller shall deliver to Buyer true and complete copies of all items on such Schedule and any amendments thereto. All of such contracts, commitments, leases, permits and instruments are in full force and effect and are valid, binding and enforceable in accordance with their respective provisions, and Seller is not in material default nor has there occurred an event or condition which, with the passage of time or giving of notice

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     (or both), would constitute a material default with respect to the payment or performance of any obligation thereunder; and no claim of such a material default has been asserted and there is no basis or alleged basis upon which such a claim could be made. Seller has not received any notice or notices claiming any such material default or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

          i. Title to the Property. Seller has good and marketable title to the Program Related Items, related Intellectual Property, Capital Items and Contracts free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, royalty or license obligations, equities, charges, clouds and restrictions of any nature whatsoever. By virtue of the deliveries made at the Time of Closing, Buyer will obtain good and marketable title (or, to the extent specifically licensed under this Agreement, license) to all the foregoing free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, royalty or license obligations, charges, equities, clouds and restrictions of any nature whatsoever.

          j. Litigation. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the best of Seller's knowledge, threatened against Seller at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental or arbitral authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise, which could have a material adverse effect on (i) the continued conduct of activities by Buyer regarding the Products after the Closing on substantially the same basis as theretofore conducted by Seller, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) any Product Related Item, related Intellectual Property, Capital Item or Contracts or any activity with respect thereto. To the best of Seller's knowledge, there is no basis or alleged basis upon which such claim, litigation, action, suit or proceeding could be brought or initiated.

          k. No Conflict or Default. None of the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, or Seller's activities relating to any Product Related Item, related Intellectual Property, Contract or Capital Item has violated or will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of the Certificate of Incorporation or Bylaws of Seller or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Seller is a party or by which it or any of the Product Related Items, related Intellectual Property, Capital Items or Contracts are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any Product Related Item, related Intellectual Property, Capital Item or Contracts, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the foregoing, which such violation, conflict, breach, default or lien, charge or encumbrance would have a material adverse effect.

          l. Third Party Consents. No consent, approval, or authorization of any third party on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder except for the Contracts requiring consent to assignment listed on Schedule 1.3 hereto.

          m. Labor Relations.

             (i) With respect to the Employees, Seller has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

             (ii) There are no labor controversies pending or threatened between Seller and any of the Employees or any labor union or other collective bargaining unit representing any of the Employees.

             (iii) Schedule 4.2(m) discloses all compensation and employment related agreements or understandings between Employees and Seller and there has been no change with respect to such information since March 10, 1994.

          n. Pension, Profit Sharing, Etc. The Seller's 401(k) Plan ("Plan") is the only "Employee Pension Benefit Plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is applicable to the Employees.

          o. Brokers' and Finders' Fees. Seller is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transactions contemplated hereby, except for the fee payable to Lazard Freres & Co., which will be paid in full by Seller.

          p. Product Warranties/Problems. Seller has made available to Buyer copies of its warranty policy and all outstanding warranties or guarantees relating to any of the Product Related Items other than warranties or guarantees implied by law, and there are no additional liabilities pursuant to such warranties.

          q. Customers/Distributors. Seller has provided Buyer with a list which includes all members of its distribution channels to which Seller has supplied Products. To Seller's knowledge, Schedule 4.2.q. discloses any material disputes with respect to distribution relationships and describes the status of the channel, sales and returns history and possible returns of the Products.

          r. Employees. Schedule 4.2.r is a complete list of each of the Seller employees with responsibility for research and development, quality assurance, testing, maintenance or marketing of the Products (the "Employees") categorized by job responsibility.

          s. Complete Disclosure. No representation or warranty by Seller in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Buyer pursuant to or in connection with this Agreement or in connection with the transactions contemplated thereby, contains or will contain any untrue statement of a material fact. Seller has provided Buyer with copies of all documents and records referenced in any schedule to this Agreement.

                              ARTICLE V COVENANTS

     Section 5.1  Covenants Against Disclosure.

     a. Except as may be required by law, Seller agrees not to (a) disclose to any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) in any manner, directly or indirectly, any Program Related Items which is transferred to Buyer pursuant to this Agreement, whether of a technical or commercial nature, or (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any such information or data, except that Seller may use such information and data to the extent that Seller has rights therein as specifically provided herein and excepting disclosure of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this Section 5.1 hereof by Seller. Buyer will be similarly obligated with respect to Restricted Licensed Software, Licensed Tools, as well as Licensed Software which Seller is obligated to maintain the confidentiality thereof. The parties acknowledge that Seller expects to file this Agreement with the Securities and Exchange Commission ("SEC"). Seller agrees to request confidential treatment for such period of time and for such items as shall reasonably be requested by Buyer, including without limitation the names of the Employees. Before filing such request for confidential treatment with the SEC, Seller shall provide Buyer with adequate time to review such request, and Seller shall make all changes to such request for confidential treatment that are reasonably requested by Buyer.

     b. The parties agree to maintain the confidentiality of the terms and conditions of this Agreement except to WordPerfect, as required by law or with respect to any information for which confidential treatment is not obtained. However, the parties agree to issue mutually agreeable press releases upon the execution hereof.

Each party will review and agree to the text and timing of any other public announcement related to this Agreement or the transactions contemplated hereby prior to the release thereof.

     Section 5.2 Documents and Records. In the event of termination of this Agreement prior to the Time of Closing: (i) Seller and its representatives and Buyer and their representatives will each return to the other all documents, work papers and other material (including all copies made thereof) obtained from the other at any time in connection with the transactions contemplated hereby and will use reasonable efforts to keep confidential any such information so obtained unless such information is ascertainable from published information or available from another source, and (ii) Seller and Buyer shall cooperate to facilitate the prompt relocation of any Employees located at Buyer's facilities to Seller's facilities.

     Section 5.3 Post-Closing Access By Seller to Information. With respect to the books and records of Seller relating to the exploitation of Product Related Items or related Intellectual Properties prior to the Time of Closing, where there is a legitimate purpose not injurious to Buyer, including, without limitation, an audit of Seller by the Internal Revenue Service or any other taxing authority, Buyer shall allow Seller or its representatives appropriate access to such books and records during regular business hours, upon reasonable notice and subject to reasonable confidentiality restrictions.

     Section 5.4 Injunctive Relief. Seller and Buyer acknowledge and agree that their respective remedies at law for any breach of their respective obligations under this Article V hereof would be inadequate to compensate them for the irreparable harm they would suffer, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Article V without the necessity of proof of actual damage.

     Section 5.5  Employment by Buyer/Employee and Facility Transition.

     5.5.1. Buyer may offer employment to Employees under such terms and conditions as Buyer shall determine; Seller will use best efforts to assist Buyer in this regard and to facilitate an orderly and successful transition. Buyer will offer employment to all Employees subject to Closing, provided that it shall not be obligated to make more than 100 offers. Buyer shall not assume any obligation of Seller with respect to liabilities relating to such Employees, including without limitation, obligations for accrued vacation time, severance arrangements, workers' compensation or any liability for any insurance, medical or other welfare benefits, other than under Buyer's plans. All welfare benefit claims for treatment or services rendered prior to midnight on the day of the Closing shall be the responsibility of Seller.

     5.5.2. Although Employees may be located at Buyer's facilities, such Employees shall continue to be employees of Seller through the Time of Closing.

     5.5.3. Seller agrees not to solicit the employment of any Employee hired by Buyer (or any Employee within three months of the date of Closing) for three years following the Time of Closing; provided however, that it is expressly acknowledged that this covenant shall not restrict Seller from hiring any employee who seeks employment with Seller without having been solicited.

     5.5.4. Each of the parties agrees to use all reasonable efforts to support the transition of the Product Items, related Intellectual Property, Capital Items and Contracts to Buyer, including without limitation, cooperation between sales and field service personnel to help assure an orderly transition of customer accounts and minimizing the return of inventory currently in the distribution channels. Seller agrees that Employees hired by Buyer and the Capital Items may remain at their current locations at Seller's facilities and use the infrastructure currently used by them until at least release of Quattro Pro 6.0 and Quattro Pro 6.0 for Windows and that Seller will arrange for reasonable security and segregation of such facilities and infrastructure. Thereafter the parties will work together towards an orderly transition. If requested by Buyer, as part of such transition, Seller also will sublet to Buyer sufficient facilities at one of Seller's Scott's Valley facilities for the Employees to continue working in Scott's Valley for a transition period of at least 12 months. The final terms with respect to the arrangements described in the immediately preceding two sentences remain to be negotiated, but they will be reasonable and determined in good faith and are intended to involve a fair market value rent and normal commercial terms. Capital Items and Inventory will be physically delivered promptly to Buyer at such facility or such other locations as Buyer may specify.

     Section 5.6 Paradox License. Effective automatically upon the Closing, Buyer will have and Seller hereby grants a non-exclusive fully paid, world-wide license (the "Paradox License") to reproduce and distribute (directly or indirectly) Seller's Paradox relational database products (including all current and future versions, updates and modifications thereof and documentation therefor regardless of platform) and the end-user documentation and packaging therefor, provided that such license may only be used to produce no more than one million copies, which copies may only be distributed when bundled as part of a "suite" of products including at least the standard WordPerfect word processing and Quattro Pro product and which copies must be sold, if at all, within three years of the Time of Closing. So long as Buyer is not developing a standalone, relational database product which is reasonably competitive to Paradox, Seller will keep Buyer informed of the status of Paradox products. Seller will provide Buyer with the production-ready masters for all items it is entitled to reproduce as provided above as far before release as reasonably possible and, in any event, within 30 days. Buyer will be entitled to support documentation and shall be entitled to provide support to its customers in perpetuity. Such customers will also be entitled to participate in Seller's warranty, support and maintenance programs on the same terms as other Paradox customers and Buyer will provide Seller with the names and addresses of its registered Paradox suite customers. The license granted herein shall terminate in the event that Buyer distributes a primarily French, Italian, German, Spanish, Japanese or English language suite product with word processing and spreadsheet products with a standalone, relational database product other than Paradox for a platform for which a then up-to-date Paradox version for such language was available at the time Buyer introduced such suite, subject to a 60 day cure period if such suite was only introduced outside the United States.

     Section 5.7  Post-Closing Covenants.

     5.7.1. Given Seller's longstanding presence in the spreadsheet market throughout California, the United States and the world, the following is deemed critical to Buyer's decision to proceed with this transaction. Commencing on the date of Closing and continuing for a period of three (3) years thereafter (the "Effective Period"), Seller shall not market or distribute or promote (i) a non-Buyer product of any type which is reasonably competitive with products that provide functionality or features similar to the Products, 1-2-3 or Excel or encourage or support anyone else in doing so, whether on its own account or as a licensor, transferor, contractor, funding source, stockholder, partner, joint venture, and/or agent, of any person, firm, corporation or other entity, in any of the counties of California or anywhere in the remainder of the United States or the world. However, if Seller is acquired (whether by statutory merger or purchase of substantially all stock) by a third party unrelated to Seller, the provisions of this Section 5.7.1 will expire one year after the consummation of such acquisition or, if earlier, on the third anniversary of the Effective Date. The provisions of this Section will not apply to the acquiror by virtue of acquisition of Seller as a subsidiary.

     5.7.2. Without limitation, the parties agree and intend that the covenants contained in this Section 5.7 shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and each political subdivision of the United States and each other nation in the world. If, in any judicial proceeding, a court shall refuse to enforce in such action any or all of the separate covenants deemed included herein, then at the option of the Buyer, unenforceable covenants shall be deemed modified or eliminated from the provisions hereof for the purpose of such proceeding to the minimum extent necessary to permit the remaining separate covenants to be enforced in such a proceeding to the maximum possible extent.

     5.7.3. Each party agrees that it will not at any time during the Effective Period disrupt, damage, impair or interfere with the business of the other, whether through negative statements; interfering with relationships with employees, customers, potential customers, agents, representatives or vendors; or otherwise; provided that this sentence will not prevent normal, reasonable, fair and customary methods of competition in product areas outside the scope of the areas referred to in Section 5.7.1.

     Section 5.8 Technology Transfer. In addition to delivery of all tangible manifestations of the items transferred or licensed hereunder, Seller agrees to provide reasonable assistance to Buyer during the six month period following the Closing to assist Buyer's understanding of and facility with such items.

     Section 5.9 Closing Conditions. Each party agrees to use best efforts to satisfy the conditions to the other party's obligations at Closing and, provided that the conditions to such party's obligations at the Time of

Closing are satisfied, to consummate the transaction contemplated hereby. Buyer shall take all appropriate actions as are required to close the merger with WordPerfect as quickly as reasonably possible and shall not willfully prevent the satisfaction of the closing conditions thereto, including but not limited to any product or Company acquisition which might reasonably be expected to adversely impact clearance under the HSR Act.

     Section 5.10 HSR Filing. Each party agrees to make the required filing pursuant to the HSR Act within 10 days of the date of this Agreement. The parties will equally split the filing fee payable in connection therewith.

     Section 5.11 Customer Support. Buyer will use reasonable efforts to make support available to customers who purchased Products before Closing.

     Section 5.12 Maintenance. From March 10, 1994 through the Time of Closing, Seller shall conduct its business related to Product Related Items in a commercially reasonable manner (subject to the limitations set forth in this Agreement) and use reasonable efforts to preserve intact the organization and value of such business and the good will of its customers, suppliers and others having business relations with it.

     Section 5.13 Patent Enforcement. None of Seller's patents have been or will be transferred hereunder and Seller will retain enforcement rights. If Buyer becomes aware of any product or activity of any unauthorized third party that involves infringement of any patent licensed hereunder, then Buyer may notify Seller in writing of such infringement. Seller may in its discretion take or not take whatever action it believes is appropriate; if Seller elects to take action, Buyer will fully cooperate therewith at Seller's expense, which may include joinder as a party, if necessary.

     If Seller does not, within 90 days after receipt of such a notice of a patent infringement, commence action directed towards restraining or enjoining such patent infringement (or if it abandons such action), Buyer may take such legally permissible action as it deems necessary or appropriate to enforce Seller's patent rights and restrain such infringement. Seller agrees to cooperate reasonably in any such action initiated by Buyer including supplying essential documentary evidence and making essential witnesses then in Seller's employment available. As part of such cooperation, Buyer may join Seller as a party, if the need arises, although such joinder shall be entirely at Buyer's expense. Notwithstanding the foregoing Buyer will not take action against Lotus Development Corporation under this Section.

     If Seller prosecutes any such an action under this section, all legal expense (including court costs and attorneys' fees) shall be for Seller's account and it shall be entitled to all amounts awarded by way of judgment, settlement or compromise. Similarly, if Buyer prosecutes such an action, all legal expenses (including court costs and attorneys' fees) shall be for Buyer's account and it shall be entitled to all amounts awarded by way of judgment, settlement, or compromise.

     This Section 5.13 shall have no effect after the fifth anniversary of the Closing.

     Section 5.14 Delivery of Schedules. Seller will deliver to Buyer all schedules referred to in this Agreement (the "Schedules") to the extent not attached hereto at the date of this Agreement, by April 1, 1994. The Schedules are not exhibits to this Agreement.

     Section 5.15 Borland Office Packaging. Borland Office packaging will not be changed prior to the Closing unless the parties otherwise agree.

                               ARTICLE VI CLOSING

     Section 6.1 Time of Closing. The transactions contemplated by this Agreement shall be completed at a mutually agreeable time not later than 5 days after the waiting period under the HSR Act has been terminated or expired (the "Time of Closing"), currently anticipated to be approximately April 25, 1994. The Closing shall take place at the offices of Brobeck, Phleger & Harrison, Palo Alto, California or at such other place or date as may be agreed upon from time to time in writing by Buyer and Seller. The "Closing" shall mean the deliveries to be made by Buyer and Seller at the Time of Closing in accordance with this Agreement.

     Section 6.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer, all duly and properly executed, the following:

          a. A good and sufficient Bill of Sale, which shall be in form and substance satisfactory to Buyer, selling, delivering, transferring and assigning to Buyer all right, title and interest to the Purchased Assets, Intellectual Property therein or for the use thereof, and material Capital Items free and clear of all mortgages, pledges, liens, encumbrances, royalties and licenses, security interests, equities, charges, and restrictions of any nature whatsoever, except as otherwise provided herein.

          b. Good and sufficient assignments of the Contracts to be assigned in accordance with this Agreement, which shall be in form and substance satisfactory to Buyer and shall include, subject to Section 1.3 hereof, the written consents of all parties necessary in order to transfer all of Seller's rights thereunder to Buyer.

          c. The certificate described in Section 7.1.d.

          d. Such other separate instruments of sale, assignment or transfer that are reasonably necessary or appropriate in order to perfect, confirm or evidence in Buyer's title or licenses to all or any part of the Product Related Items, related Intellectual Property, Capital Items and Inventory.

     Section 6.3  Deliveries by Buyer.  At the Closing, Buyer shall deliver to
Seller:

          a. The Cash Payment will be subject to a holdback of $10,000,000 (the "Holdback"). The Holdback will be paid out at six months after the Closing, provided that Buyer may apply the Holdback toward any Damages for which it is entitled to indemnity under Article VIII and that the Holdback will not be paid out to Seller to the extent the amount of the Holdback that would remain after payout would be less than the Damages for which Buyer believes it is or may become entitled to indemnity under Article VIII pursuant to an Identifiable Claim. Any disputes regarding the Holdback will be resolved by AAA arbitration.

          c. The certificate described in Section 7.2.c.

     Section 6.4 Further Assurances. At or after the Time of Closing, Seller shall prepare, execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and at Buyer's expense shall take or cause to be taken such other or further action, as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title and rights to all or any part of the subject matter of this Agreement or to consummate, in any other manner, the terms and provisions of this Agreement.

                ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS

     Section 7.1 Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed at or after the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Buyer):

          a. Representations and Warranties. Seller's material representations and warranties set forth in Section 4.2 and elsewhere in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          b. Performance of Agreement. All material covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller shall have been performed and complied with by Seller in all material respects prior to the Time of Closing.

          c. Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing; without limiting the generality of the foregoing, this condition requires that any applicable waiting period or extension thereof under the HSR Act expired or terminated without the United States Department of Justice or the United States Federal Trade Commission seeking to enjoin the transactions contemplated by this Agreement.

          d. Certificate of President. Seller shall have delivered to Buyer a certificate executed by its President or any Vice President, dated the date of the Closing, to the effect that the conditions set forth in subsections
     (a)-(b) of this Section 7.1, have been satisfied.

          e. Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Buyer under this Agreement shall be reasonably satisfactory to Buyer and its counsel in all reasonable respects.

          f. Merger of Buyer. Buyer or its wholly-owned subsidiary shall have been merged with WordPerfect Corporation (the"Acquisition"). Buyer agrees (and has been informed that WordPerfect has agreed) not to acquire a third party during the pendency of such merger that would be likely to significantly adversely affect the HSR Act waiting period expiration or termination.

          g. Absence of Material Adverse Condition. The Schedules shall not contain disclosures or information that Buyer reasonably believes in the aggregate materially reduce the value to Buyer of the transactions contemplated by this Agreement, taken as a whole; provided, however, that this condition shall be deemed waived unless Buyer notifies Seller of failure of this condition within five business days after all the Schedules have been delivered to Buyer and Buyer has received a separate written notification from Seller that the five day period has commenced. If Buyer provides Seller such notice of failure of this condition, this Agreement will terminate five days thereafter except as the parties otherwise agree in writing.

     Section 7.2 Conditions to Obligations to Seller. Each and every obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          a. Representations and Warranties. Buyer's material representations and warranties set forth in Section 4.1 and elsewhere in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing as if such representations and warranties were made as of such time and date.

          b. Performance of Agreement. All material covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects at or prior to the Time of Closing.

          c. Certificates. Buyer shall each have delivered to Seller at the Closing a certificate, dated the date of the Closing, executed by its President, to the effect that the conditions set forth in subsections (a) and (b) of this Section 7.2 have been satisfied.

          d. Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Seller under this Agreement shall be satisfactory to Seller and Seller's general counsel in all reasonable respects.

          e. Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing; without limiting the generality of the foregoing, this condition requires that any applicable waiting period or extension thereof under HSR Act expired or terminated without the United States Department of Justice or the United States Federal Trade Commission seeking to enjoin the transactions contemplated by this Agreement;

     Section 7.3.  Certain Consequences of Failure to Close.

     In the event that the Closing shall not occur due to a termination of the Merger Agreement as a result of (i) the failure of the HSR Act waiting period to expire without the commencement of governmental action or threat thereof; or (ii) the failure of the S-4 Registration Statement relating to the Merger to be declared effective by the SEC despite Buyer's good faith efforts to obtain such effectiveness as contemplated by the Merger Agreement, then immediately following such termination, Buyer shall be obligated to make a loan to Seller in the amount of $50 Million, which loan (i) shall be a full recourse obligation of Seller, (ii) shall be secured by a first deed of trust on Seller's corporate campus located in Scotts Valley and (iii) shall be subject to market terms and conditions in all respects. The maturity date of such loan shall be for 42 months following the advance of funds.

     In the event that the Acquisition shall not close due to the termination of the Merger Agreement as a result of a failure of a condition precedent in the Merger Agreement other than that described in the preceding paragraph, then Buyer shall, in addition to providing such loan described above, pay as a breakup fee $10 Million in cash to Seller within ten days after such termination of the Merger Agreement.

     The foregoing obligations of Buyer shall constitute the exclusive remedy for a failure to close the Acquisition due to a termination of the Merger Agreement. Except for the foregoing, such remedies shall not constitute a liquidated damage or exclusive remedy.

                          ARTICLE VIII INDEMNIFICATION

     Section 8.1  Survival of Representations, Warranties and Agreements.

     a. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of either party, all representations, warranties, covenants and agreements of each party in this Agreement shall survive the execution, delivery and performance of this Agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Time of Closing. The obligation of indemnity provided herein with respect to all representations and warranties set forth in Section 4 shall terminate three years after the Closing.

     b. As used in this Article, any reference to a representation, warranty or covenant contained in any Section of this Agreement shall include the Schedule relating to such Section.

     Section 8.2  Indemnification.

     a. Buyer hereby agrees to indemnify and hold harmless Seller and WordPerfect from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from any material inaccuracy in or material breach or nonfulfillment of any of the material representations, warranties, covenants or agreements made by Buyer in this Agreement ("Identifiable Claims" of Seller).

     b. Seller hereby agrees to indemnify and hold harmless Buyer against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from any of the following ("Identifiable Claims" of Buyer):

          (i) Any material inaccuracy in or material breach or nonfulfillment of any of the material representations, warranties, covenants or agreements made by Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach or nonfulfillment; or

          (ii) Any liability of Seller imposed upon Buyer other than in respect of those liabilities expressly assumed by Buyer pursuant to Section 2.1 hereof, including, without limitation, any liability arising out of obligations to the Employees or out of Seller's status as employer of the Employees or any liability resulting from the Buyer's failure to comply with the "bulk sale" provisions of the California Commercial Code in connection the transaction contemplated herein.

     c. Notwithstanding the foregoing, (i) neither party will be entitled to recover on the foregoing indemnity until all of its Identifiable Claims exceed $1,000,000; and (ii) the maximum amount of any recovery hereunder of Buyer shall be the Holdback as set forth in Section 6.3 hereof.

     Section 8.3  Procedure for Indemnification with Respect to ThirdParty
Claims.

     a. If Buyer or Seller determines to seek indemnification under this Article VIII with respect to its Identifiable Claims (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification. is sought is hereinafter referred to as the "Indemnifying Party") resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Party as soon as reasonably possible, but in any event within 60 days of the Indemnified Party becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing,
(i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnifying Party does not assume control or the Indemnified Party shall reasonably determine that there is a conflict of interest between Buyer and Seller with respect to such Identifiable Claim, in which case the fees and expenses of such counsel will be borne by the Indemnifying Party, and (ii) the rights of the Indemnified Party to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

     b. In the event that the Indemnifying Party, within 20 days after receipt of the aforesaid notice of an Identifiable Claim, fails to assume the defense of the Indemnified Party against such Identifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

     c. Notwithstanding anything in this Section to the contrary, if there is a reasonable probability that an Identifiable Claim may materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right to participate in such defense, compromise or settlement and the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Identifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Identifiable Claim.

     Section 8.4 Procedure For Indemnification with Respect to NonThird Party Claims. In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this
Section 8.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If the Indemnifying Party, within 60 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including attorney fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten days after such notice.

                             ARTICLE IX TERMINATION

     Section 9.1 Termination by any Party. This Agreement may be terminated and canceled at any time prior to the Time of Closing by either Buyer or Seller upon 30 days written notice to the other if there remains uncured at the end of such notice period: (i) any of the material representations or warranties of the other party or parties, as the case may be, contained herein or in any Schedule attached hereto shall prove to be inaccurate or untrue in any material respect; or (ii) any material obligation, term or condition to be performed, kept or observed by such other party, as the case may be, hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement or (iii) if the Closing does not take place by July 31, 1994.

                       ARTICLE X MISCELLANEOUS PROVISIONS

     Section 10.1 Allocation of Purchase Price. All parties hereto agree to allocate the Purchase Price in a manner consistent with the allocation set forth on Schedule 10.1 hereto and to prepare all financial reports, and file all income and other tax returns and information reports, in a manner consistent with such allocation.

     Section 10.2 Notice. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:             Borland International, Inc.
                          100 Borland Way
                          Scotts Valley, CA 94066-3249
                          Attn: Robert H. Kohn
with a copy to:           Baker & McKenzie
                          660 Hansen Way
                          Palo Alto, CA 94304
                          Attn: Peter M. Astiz
If to Buyer:              Novell, Inc.
                          122 East 1700 South
                          Provo, UT 84606
                          Attn: David R. Bradford
with a copy to:           Wilson, Sonsini, Goodrich & Rosati
                          2 Palo Alto Square
                          Palo Alto, CA 94306
                          Attn: Tor R. Braham

     Section 10.3 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

     Section 10.4 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Buyer and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party, except that Buyer may assign this

Agreement and its rights hereunder and delegate its obligations hereunder to any acquiror of substantially all its assets, business or stock.

     Section 10.5 Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

     Section 10.6 Expenses of Transaction; Taxes. Seller and Buyer shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby. Without limiting the generality of the foregoing, all fees of or any other broker or finder engaged by either Seller for services rendered in connection with the transactions contemplated by this Agreement shall be paid in full by Seller and Buyer shall have no liability therefor. Buyer and Seller will equally pay all applicable sales, use, transfer and documentary taxes arising out of the transactions contemplated by this Agreement. The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement, including where practical, but not limited to, the electronic transmission of Product Related Items so as to limit the application of sales and use taxes.

     Section 10.7 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     Section 10.8 No Third-Party Beneficiaries. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     Section 10.9 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 10.10 Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

     Section 10.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be modified or excluded from this Agreement to the minimum extent necessary so that the balance of the Agreement shall remain in full force and effect and enforceable. The parties also agree to use best efforts to amend the Agreement so that its effect remains as close as possible to the original intent of the parties.

     Section 10.12 Remedies of Buyer. Seller agree that the items to be transferred or licensed hereunder are unique and not otherwise readily available to Buyer and that Seller's breach would, therefore, cause Buyer irreparable harm for which damages are not an adequate remedy. Accordingly, Seller acknowledges that, in addition to all other remedies to which Buyer is entitled, Buyer shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Buyer is not in material default hereunder.

     Section 10.13 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California, as applied to contracts entered into and to be performed solely within the state, solely between residents of the state. The jurisdiction and venue of disputes regarding this Agreement shall be in the California State and U.S. Federal Courts having jurisdiction in Santa Clara County, California.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER                                           BUYER
By:  /s/        ROBERT H. KOHN                   By:  /s/      MARY M. BURNSIDE
Title:  Vice President and Secretary             Title:  Executive Vice President and
                                                 Chief Operating Officer